MARCUS THEATRES® TO ACQUIRE 11 CINEMA ENTERTAINMENT CORPORATION
LOCATIONS WITH 122 SCREENS

Will Increase Marcus Theatres’ Total to 628 Screens in Six States

Milwaukee, Wis., March 22, 2007. . .. . . Marcus Theatres Corporation, a division of The Marcus Corporation (NYSE:MCS), today announced it has signed an agreement to acquire selected assets of the Cinema Entertainment Corporation (CEC) theatre circuit based in St. Cloud, Minn., for approximately $75,650,000 in cash, subject to certain closing adjustments.

Marcus Theatres® will acquire, through a subsidiary, 11 CEC locations with a total of 122 screens in five metropolitan markets including St. Cloud, Minn.; Duluth, Minn./Superior, Wis.; Fargo N.D./Moorhead, Minn.; Cedar Falls/Waterloo, Iowa; and Iowa City, Iowa. Marcus Theatres will purchase and operate, through a subsidiary, the 122 screens, while CEC will continue to own and operate the balance of its existing circuit. CEC is the nation’s 21st largest theatre circuit, currently operating 249 screens at 31 locations in Iowa, Minnesota, Nebraska, North Dakota and Wisconsin.

The transaction is expected to be completed in late April 2007, subject to customary closing conditions, consents and approvals, including early termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act. Marcus Theatres will operate 628 screens at 52 locations in six states and become the seventh largest exhibition chain in the U.S. upon completion of the CEC transaction, along with the opening of a new theatre in Brookfield, Wis. and the closing of another nearby theatre at approximately the same time.

“The purchase of the CEC theatre locations is a synergistic addition to our circuit. Our two companies share a similar history, are deeply rooted in the values of the Midwest and have the same focus on

-more-

guest service and quality. This purchase will extend Marcus Theatres’ operations into North Dakota and Iowa and will further expand our presence in Minnesota and Wisconsin. CEC is an excellent theatre operator and we intend to continue enhancing the outstanding movie-going experience for which CEC is well known,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“We anticipate a smooth integration of the CEC theatres into our circuit and expect that the acquisition will be accretive to both earnings and cash flow,” said Marcus.

“This investment demonstrates our continued confidence in the theatre business and, coupled with the expansion of our hotel management portfolio in recent months, reflects The Marcus Corporation’s commitment to growing both of our operating divisions,” added Marcus.

“I am pleased that Marcus Theatres will carry on the tradition of excellence established at CEC by the Ross family. Marcus Theatres will serve our communities with all of the resources available to a larger company and will provide the same dedication to our customers and associates that has been a hallmark of CEC for over 50 years. Marcus Theatres’ philosophy is the same as CEC – providing customers with the best entertainment experience possible,” said Bob Ross, chairman and president of CEC Theatres.

Bruce J. Olson, president of Marcus Theatres, said, “Ever since our company entered the theatre business with a small-town theatre in Ripon, Wisconsin in 1935, Marcus Theatres has been a leader in the exhibition industry. Marcus Theatres was among the first circuits to convert the vast majority of its first-run auditoriums to digital sound and stadium seating. Our company has also been at the forefront of innovation in the industry with our UltraScreen® concept, comfortable high-back seats, online print-at-home ticketing, lobby entertainment on flat-screen monitors, self-service soft drinks and other amenities. We have a tradition of continually upgrading our theatres and adding new features and services that make the movie-going experience better than ever. We look forward to serving the customers of CEC.”

-more-

Olson noted that the company’s latest innovation in the movie-going experience is The Majestic, a new flagship theatre currently under construction in Brookfield, Wis. The Majestic will be a complete entertainment destination including traditional theatres, two UltraScreens, a multi-use venue for performances and meetings, a pizza café, a coffee and ice-cream shop and a cocktail lounge. The Majestic is scheduled to open in early May 2007.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 498 screens at 41 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin, with one theatre currently under construction. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with one additional property under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) the terms and conditions of the asset purchase agreement with Cinema Entertainment Corporation. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

#  #  #